                                  SCHEDULE 14A
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                    INFORMATION REQUIRED IN PROXY STATEMENT
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

                               EXPLANATORY NOTE

     Ranger Governance, Ltd., a Texas limited partnership ("Ranger") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies (the "Solicitation") in support of electing Ranger nominees to the board of directors of Computer Associates International, Inc. ("Computer Associates") at the 2001 annual meeting of stockholders of Computer Associates.



Table of Contents
-----------------

     June 26, 2001 webcast Q&A (edited version)         Item 1

     Contents of http://www.rangergov.com/NewsReRc.htm  Item 2



Content of Items 1-2
--------------------

                   Ranger Governance Meeting with Investors
              Participants: Sam Wyly, Steve Perkins, George Ellis
                                 Q&A (Edited)
                                 June 26, 2001


Q: I'll try two unrelated questions. First, just mechanics, presumably you missed the March deadline to be in the proxy in August. Can you tell us the mechanics of how we would actually support what you are trying to do? You won't be in the CA proxy I assume?

Sam: We will be in the CA proxy. Yes, our proxy material will be mailed to all the shareholders just the same as the incumbents' will.

Q: You speak about trying to bring the firm closer to customers. I thought it was curious that the four operations you proposed were actually product-focused, not customer-focused?

Steve: Actually, the way to get closer to the customers is by targeting specific markets. Customers have technical problems that they want solved and the people who understand those problems best are the ones that are going to deliver the products to them. That requires a pretty focused view of whether a customer is trying to solve storage problems, infrastructure problems or some type of e-commerce problem, or are they trying to wire together applications to support a marketplace over the Web, for example. To get close to the customer you need to understand the products you sell and how they are serviced, because people end of buying for different reasons than they use. And that whole life cycle of using a product can only be accomplished if you have an organization that is focused, and in those four market areas we believe that the focus can be brought to bear.

George: So maybe to take that a little bit further, it's a product customer set. The beauty of the software business is the customer - they are paying maintenance or some other form of a license agreement. A sales person who listens to that customer knows exactly what products need to be built to service them. If he or she can carry that message back to a development organization to spend the money the right way to produce the next round of products - it's a perpetual business. You can't do that monolithically. You can only do it when you break that communication down - customer, product need, product development, new product. So we would propose building an organization as Sam showed with four large groups, and some subdivisions within that, built around specific customer needs. What you sacrifice with that, unless you provide otherwise, is a single point of presence for a customer. So this can always be augmented by national account representatives, but we found historically that the closer to the product development you can allow a customer to be the more responsive you can be to the customer.

Steve: No one person can really reflect or absorb the requirements of an 800 product set offering. I think that's what we are saying.

Q: George, you were talking about spending money the right way to produce products the customers want. Under the new model though, with basically some of the contracts being one year and opt out, doesn't CA have an incentive to give the customers new products or the customers will go somewhere else to begin with?

George: If you don't have an organization in place, a new business model that's built around a specific product, you can't react - you can't hear. A salesperson cannot take back a message, clearly stated, with respect to 800 products. An independent customer service organization, even of 600 people, if they are not able to touch the software development organization, they cannot get the problem solved. So it's one of organizational structure, not contract mechanism.

Q: Over what period of time do you expect the reorganization to take place and would there be likely a deterioration of profitability associated with that reorganization before you gained traction?

Steve: First of all let me reverse those. There is a fear of confusion and unrest and uncertainty anytime change occurs. So I think that's a good point. How you manage that is what the problem is. You do that through incentives to the salespeople while you're going through the planning process of reorganizing and now let me get into what that would be. Our plan would be, within the first 30 to 45 days, to take a team of people and approach the company with a set of templates that give us questions to ask and areas to search and make sure that we understand the product strategies. Make sure that we select the right products to go into the right divisions. Make sure that we understand where the talent is and where the opportunities for expansion are. So during this time we'll be doing a lot of fact finding, and we'll also be doing a lot of strategy setting. We're going to be using the time so that at the end of that period we'll have marching orders for every employee. They'll know where they fit into the organization, they'll know what their job is, they'll know which market they're focused on and most importantly we're going to know how we're going to account and measure ourselves as we go to implement that plan.

George: And you can see some real immediate response. One thing you get when you are in smaller business groups is you can make sure the phone gets answered... by a human. There is nothing more frustrating when you are in a severity one or severity two system problem and get put on hold. You'll see immediate responsiveness to customers that's very easy to put in place when you've got business units that are small enough to be able to execute. We would anticipate at the end of the 60 days that Steve mentioned to be able to lay out the new organization pretty clearly for folks. To be able to have it generally staffed and also to be able to have metrics that we can report to you about which we would be managed and metrics that would be in place for a long time so you would be able to see how we are doing.

Q: How come you didn't have your CEOs all lined up beforehand so that when you went in you wouldn't have to look for CEOs, because recruiting CEOs can take a long time?

George: Our experience has been that when you reach in an organization, and you give folks that have been buried an opportunity, you'll find good managers in an organization. So it would be the wrong thing for us to presume coming into this that we can't find great senior management talent somewhere within CA other than the current senior managers. Secondly, there are groups of folks out there who have previous relationships with CA and who may have contracts of one form or another that they can be concerned about the relationship with the existing CA management, so until we've completed this process, it would be very difficult for us to involve them.

Sam: We're getting e-mails from a lot of people both within and outside the company who have to remain confidential for fear of retaliation in the next 70 days or so before the change happens. But we are getting a lot of people who say, "I can help you. You are right. I can help you. If you don't know how I can help you. Let me talk to you because I really can."

Q: Just one comment or question, Sam. I think you said phony growth was one of the issues here as well. Could you elaborate little bit as to what you were talking about? The pro forma numbers or just a general comment overall?

Sam: It's a general comment on both but what has happened, I think, is that the incumbents are announcing, "Hey, here is something wonderful we're doing now that we're calling a new model." I think you need to take a hard look at it and say, "What's new about this model?" They have said, "Let's change the rules by which we are measured," at various times in the past. And they give the analysts projections and then when they fail to meet them they say, "Well, let's fire a bunch of mangers in Europe or let's fire a bunch of sales people." They don't stand up and let the CEO take responsibility for the failure. So the heart of the matter is really just what George pointed to. Your attitude and the culture of the company needs to be, "How do we serve the customer?" The customer says, "Solve my problem." Right now the culture of the company is, "Let's do some manipulations of sales paper and accounting rules so that we can manufacture the appearance of growth." So, you have to change an attitude. The attitude to the customer is "I gotcha." You have an attitude of deal making that's driven by the need to do some king of accounting result. Far as accounting - I'll leave it to the audit committee and George and the new CFO and we do know who he would be. And he would be an honest CFO.

Steve: I think our opinion is that there is nothing wrong with pro rata accounting for sales that are done for products that are sold that way. Subscription base or other things. But to say everything needs to change to that is wrong. What needs to happen fundamentally is the accounting needs to reflect the business, not the other way around.

Q: The transition to a subscription recognition model is one that the industry and analysts have looked for, for a long time. The transition may be pretty ugly. Also, the Allegiance software has now been integrated into Unicenter and that's starting to become a pretty potent product. And management seems to recognize that their arrogance with customers has been a problem and recent surveys seem to show that the customer relations are in fact improving. I wonder if this is maybe a little bit opportunistic that you are coming in just as the company is starting to address a lot of its long-term problems and we should simply look at those valuation metrics and get excited whether or not you win.

Steve: I probably would not agree with the last part, about the customers changing. So far, I think promises have been made. I think that we are making certain statements as well about how we can improve the situation. I think that if you compare track records of what we've accomplished to what they've accomplished as opposed to what they've promised, then that's part of what the voting should be based on, and I think hands down we are ahead of the race.

George: But, I think its fair. That's what you're voting on. That's the vote. If you believe the existing management team and the direction that it has taken the company, the report card it's got, the organization it has, the methodology for handling employees and customers is the right way that's going to get you the return that you want, then go out and vote for the existing management. We're saying that we believe large software companies in today's market cannot be run monolithically. We're also saying a subscription revenue model is a good thing for customers who want a subscription revenue model. But the new model is pro rata regardless of the contract form because of the clause. So we believe that for growth, customer satisfaction, employee development, and balance sheet improvement, there are significant changes, real changes that have to happen within CA. And that's the vote. That's what this whole story is about. If the incumbents are the right folks, that would be your call.

Q: I'm just curious why you sold Sterling to CA in the first place, because a lot of the issues that are mentioned today about integrity, and accounting were certainly true around the time of March 2000. These are long standing issues of the company.

Sam: We made a decision in the summer of 1999, having watched these valuations for the whole tech area go to euphoric proportions, that it was time to do the right thing for the shareholders. And we engaged Goldman Sachs to find buyers for both Sterling Commerce and Sterling Software. Sterling Commerce ultimately was acquired by SBC Communications for around $4 billion in cash and Sterling Software in March was acquired by CA. So, we have a fiduciary duty to look after the employees and look after the customers but we have an overarching duty to maximize the valuations for the investors and the best value we had was about 30% over market from CA. When [Sanjay] Kumar first walked in to tell me that he wanted to buy Sterling Software, my first question was, "How about your reputation for poor treatment of employees and customers?" And he said, "Well, we've changed," and I hoped that they had changed. I didn't know back then, until I saw some of our own employees being treated poorly, our own former employees, how bad it really was. But it's 17 months later and they haven't changed. But getting back to your question. The reason for the sell was our fundamental fiduciary duty to maximize valuations for the investors.

Q: Do you think you might need to restate any of the revenues for this phony growth the company has been reporting? And then what kind of growth do you expect going forward for the four business units?

George: It would surprise me, I mean CA has been audited by E&Y for a number of years and now KPMG. GAAP has kind of got a spectrum. They spend a lot of time hanging out at one spectrum of GAAP. That was bundling enterprise licenses and maintenance and mint price upgrades, maximizing the license value from it. There is no need to restate that based on anything that I know. Their new deal, as long as contracts have a clause and as long as GAAP's like it is, it'll be ratable. But what we would do would be to product by product license it the right way for the customers' needs and then report the accounting results as it should be. So, I'm pretty certain that everything wouldn't be pro rata going forward. It would be a function of what the contract needed. Your second question was "What kind of growth going forward?" And remember we're in four business groups, our proposed four business groups. So you have to do a mixed weighted growth and this is based upon our assessment of the size of those business groups right now because it's not reported consistently over time but we think that the storage management market is growing well in excess of 50% and we would expect to grow somewhere between the 30 and 50% in that depending on our success in addressing some of the distributed pieces of that market and security growing in the similar 30%. Systems management somewhere in the 10 to 15% and then what we call the knowledge management, which is specific applications. Application development tools and proprietary databases, which has had a history of shrinking. We would hope to be able through new product offerings and greater service in there to keep that from shrinking. So over time somewhere a mixed growth between 15 and 18% for the company but with significantly faster growth for two of the business units. And we would expect to report those four business units revenue operating profit separately as segment information in the published financial data. So you can track those metrics too.

Q: I was curious, you mentioned that the balance sheet needed to be cleaned up. I was wondering what your plans were to clean up the balance sheet?

George: Well, the good news is that there is cash flow in CA. The bad news is that you know, its about four times debt service, which is leveraged, right? At 77% of debt to equity, there is a need to pay down that debt. A way to do it, depending on where the markets are, is something we did with Sterling Commerce out of Sterling Software, where we sold 19% of it to the public and then, once we had IRS approval, completed a spin-off. It's great for shareholder value. So one thing we could do is that model and depending on the values that would be assigned to this security or to the storage management businesses there is an opportunity to get out of debt that way. The other is to focus the businesses more readily on individual business growth and if you grow the businesses, cash flow can grow along with that unless you give special terms on receivables. So one of those two ways.

Q: You point to the cash flow that the company is generating. Which is largely because they are not doing a lot of the things that you say you have to do, they are essentially milking their older products and have not invested to compete with EMC in storage and other fast growing areas. Should we assume then that you are looking for a pretty significant increase in investment in these areas and if so could you quantify that for us?

George: No, I don't think it takes significant dollars of increased investment. I think it takes spending smart money. One person told me the other day that EMC had a billion dollars of software development that it was planning for developing the storage management market. It is extremely difficult to spent a billion dollars intelligently. So the beauty of the business model, software start-ups get started between 500 and a million bucks. They get started that way because it doesn't take a lot of people to do it. Now I'll also tell you that there is a high rate of failure in companies that start off with between 500 and one million bucks. But what it takes is three or four smart people in a garage with a vision. The business model that we're putting in place allows small groups of developers to know what a customer needs and go address it, and then have the beauty of the distribution network, the beauty of an established customer base in order to realize value more quickly off those products.

Sam: There is another huge opportunity to get growth. In these small little groups all over the country, all over the world, are the entrepreneurs and the venture capital funded folks who are creating new growth products that fit with some of the 800 CA products and opportunity comes because of this huge crash in the tech market and the total absence of an IPO market. So you have these entrepreneurs who were thinking "Hey I'm going to get to the IPO market and cash out or raise a lot of cash to fund the products," or whatever their goal was. The same way with the venture capitalists. Venture capitalists like Bob Cook, on our board, like Cece Smith, like Dixion Doll, they're having to look at their portfolios and say, "Who do we keep feeding cash to and who do we pull the plug on?" Well, what we can offer them is four businesses, each with product development teams and these businesses can be acquired with a stock currency and the understanding that we're going to grow that currency. One reason, going back to the earlier question of "Why do you have to sell Sterling Software?" is because in the last couple of years or so all of the product developers could simply go to the IPO market and get a price at 40 times eyeballs and we couldn't afford to pay that and the outrageous prices asked have gone away since the IPO market has gone away. So there is huge opportunity to get growth, particularly if you've got four currencies to work with. If you've got four teams and four different chief executives and then you're exposed to much more new product opportunity out of the venture capital world, out of the entrepreneurial world.

George: I want to spend one more minute on this. This organization structure and the concept of decentralization and empowerment is absolutely key. Three brilliant software developers free to do their job can do more in a year than
300. That's the beauty of the software business.

Sam: Yep, I've seen that over and over again and it hasn't changed. It was true 30 years ago when I was with Honeywell and we had three people working on a great new software system and then we had 30 and then we had 300 and by the time we had 300 the product was never going to get out the door.

Q: I want to commend you for going after two guys who have very questionable governance track records. So, I want to commend you for that. Could you go over what it will take for you to win the vote? Just the mechanics and who the large shareholding groups are?

Sam: OK. The first thing is that there has been publicity that we tried to get the vote of Walter Haefner, the big shareholder. The 92-year-old investor in Zurich and we certainly did. Walter is an old friend of mine and he backed me when I was running the company and he backed John Casin when he was running the company and he backed Greg Lamont when he was running the company and he is backing Wang now and Wang has earned his loyalty by every 90 days going to Zurich or Walter coming over here to the Waldorf Towers to get reported to. He's basically been the only shareholder. So, yes we tried to get Walter's vote and Walter said I'm going to stick with the folks I've been with. So, we had to make a decision to do this or not do this based on what conventional wisdom on Wall Street says is very difficult. How do you go against 27% and win? Well, we think when you have a company whose integrity is questioned by customers and employees and shareholders over and over again ... It's hard to find a public company in America that the owners would be more desirous of changing out the management of. And to change out the operating managers, you got to change out the board. So we did the same type of thing with a software company called Informatics in the San Fernando Valley when Sterling Software had 18 million in revenue and they had 200 million in revenue. And the conventional wisdom on Wall Street was that "You can't do a hostile takeover of a software company because the assets walk out the door." We said, "You are wrong, we can do it, we can win, because the assets are the people who write the programs and the people who market and they're going to not view us has conquerors. They're going to view us as liberators." This was a different circumstance. Here you have an autocracy, a Stalin down through the commissars' type of management structure. Over there is was totally different. You had apathy. The people there said: "Well, why doesn't the top challenge us to do more? So, It was a different problem but the same thing. Conventional wisdom says that this is tough. How are you going to do it? We did it. We've done three of these and we've won them all. And we believe we are going to win this one. We realize to win it, we need 70% of the really independent shareholders, but we think we're going to get that.

Q:  And that would give you 50%? Is it 50% or is it two-thirds?

George: 51% is a quorum. You have to get a majority of the quorum. So if the 27% insider votes were all the votes cast for the incumbents, then 28% wins.

Q:  So is it off the votes cast?

George:  Yes.

Q:  Or is it all shareholders?

George: No, votes cast. Fifty-one percent of all shareholders is a quorum. The majority of those elect the board.

Q: Many large customers have indicated that they prefer to do business in somewhat centralized manner, because it simplifies contract negotiations, etc. Does the four-business-unit model accommodate that sort of approach?

Steve: That's one of the areas that we made some headway on at Sterling Commerce. We set up what we called major account executives and they were to deal with how to navigate with the large Fortune 100 companies that want to work centrally to get through the purchasing process. That's not the buying process of how the technology is evaluated and matched up with the customer requirements. So, we think there is a way to accommodate the buying requirements of those, at least as long as they are all within one company.

[Closing remarks] Sam: Usually the owners of public companies have no choice. Annual meetings are boring. August 29th, this is different. There's a real serious choice as to who is going to run this company and what kind of company it is going to be. And if we win, you are probably going to see 300 shareholder resolutions to wipe out staggered boards next year, so that the investors can have more choices. So in a sense this is bigger than just CA. It's a good first step towards some shareholder democracy.

                                    # # # #

                                  In The News


     . Analysts Say Wylys Could Win: Dallas Morning News
       -------------------------------------------------

     . Entrepreneur to Begin Proxy Fight for Computer Associates: New York Times
       -------------------------------------------------------------------------
       6.21.01
       -------

     . Computer Associates Will Face Proxy Fight Led by Former Owner of Sterling
       -------------------------------------------------------------------------
       Software: Wall Street Journal 6.21.01
       -------------------------------------

     . Computer Associates Chief Weighs In: Newsday 05.01.01
       -----------------------------------------------------

     . A Software Company Runs Out of Tricks: New York Times 4.29.01
       -------------------------------------------------------------

     . Questions on Firings and Severance at Computer Associates: New York Times
       -------------------------------------------------------------------------
       3.20.01
       -------


                                     HOME
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--------------------------------------------------------------------------------
                         Analysts say Wylys could win
                 Brothers hope to oust software giant's board
                  By Leah Beth Ward / The Dallas Morning News
Sam Wyly and Charles Wyly, brothers and wealthy Dallas businessmen, have started a fight that some analysts believe they might win.
The software pioneers said Thursday that they want to oust the management of software giant Computer Associates International Inc., created by the colorful and controversial Charles Wang in 1981.
To start a proxy fight, the Wyly brothers created Ranger Governance Ltd., a Dallas investment company. Ranger Governance will solicit shareholders "in every way imaginable," to win support for a new board of directors, Sam Wyly said.
"Our biggest enemy is shareholder apathy, but this is the first time shareholders have had any real choice," he said.
In a prepared statement, Computer Associates' spokeswoman Rita O'Brien said the company has taken steps in recent months to reverse its stock slide and improve its focus on products.
"We remain committed to enhancing value for all of our shareholders....We are confident that we have the support of our principal shareholders," Ms. O'Brien said.
But Computer Associates doesn't possess one effective protection against a hostile takeover: a board with staggered terms for directors. Such a "poison pill" makes takeovers difficult because an entire slate cannot be elected on the same date.
John McPeake, an analyst with Prudential Securities, said in a recent report that shareholders might be ripe for a change.

"Given the company's steep slide from its highs in early calendar 2000 and the recent negative press surrounding CA's management team, CA's shareholder base may be more receptive than we have seen in historical instances within the investment community," Mr. McPeake wrote.
Ranger Governance proposes to reorganize the company into four operating units if its proxy fight is successful. Chief executive "Sanjay Kumar has run the company into the ground," said Sam Wyly, 66.
Mr. Kumar reports to Mr. Wang, who took Computer Associates from a small Swiss-owned branch of a U.S. company to one that sells more than 800 software products for a variety of networks, including mainframe computers and electronic-commerce systems.
Computer Associates grew by acquisition, developing a reputation in the industry as a "scavenger," according to Hoover's Inc., a business research firm.
Ranger Governance wants to replace the current board of directors with its own slate, which reads something like a who's who in Dallas technology and political circles. The nominees are:
 . Mark Cuban, former CEO of Broadcast.com and owner of the Dallas Mavericks.
 . Dr. Wendy Lee Gramm, senior fellow at George Mason University and a director of Enron Corp., and the wife of Texas Republican Sen. Phil Gramm.
 . Stephen Perkins, co-founder of Sterling Commerce, a Wyly company later sold to SBC Communications.
 . CeCe Smith, former chairman, Federal Reserve Bank of Dallas
 . Sam Wyly would serve as chairman if shareholders elect Ranger Governance's nominees at the Computer Associates annual meeting on Aug. 29.
Other proposed directors are Elizabeth VanStory, former President of iMotors.com and vice president of OfficeDepot.com; Bob Cook, a software venture capitalist from Utah and director of a Wyly company; and Dixon Doll, founder of DCM, a Silicon Valley venture firm.
Computer Associates has been in the news of late because of reports that raised questions about its accounting practices and insider trading.
In May, Computer Associates, based in Islandia, N.Y., said a typographical error had caused it to overstate its annual profit by more than $130 million.
Sam Wyly owns $55 million worth of Computer Associates' stock. In February last year, Computer Associates bought Sterling Software for stock worth $4 billion. The Wyly brothers founded Sterling Software in 1981.
Sam Wyly said in an interview Thursday that he found Computer Associates to be "very autocratic" during its acquisition of Sterling Software.
The 52-week trading range for Computer Associates is $18.13 to $58.25. Shares closed Thursday at $33.69, down 11 cents. Since April 20, the stock has fallen
10 percent. The third or fourth largest software firm in the United States, depending on how the competition is defined, Computer Associates has 18,000 employees and yearly revenues of about $4 billion.
Company officials announced a turnaround strategy this spring in an effort to eliminate its acknowledged problem with some customer relationships. Customers typically press for discounts at the end of any company's fiscal quarter, and companies often oblige if they know the lower prices won't materially change earnings.
But Computer Associates' strategy has been confusing because it is trying to increase sales and improve customer relations at the same time, according to UBS
Warburg, a brokerage that recently published a report on the company.
"There is a delicate balancing act between putting the appropriate pressure on the sales force to sell and generating client conflict," according to the Warburg report. "Will the emphasis on bookings mean that nothing changes under the new model?"
In a recent survey conducted by Penn, Schoen & Berland Associates and paid for by the Wylys, 46 percent of Computer Associates' customers said they would get out of their commitment with the company if they could.
A key figure in the proxy fight is Walter Haefner, Computer Associates' largest stockholder, who has been described in various reports as a Swiss billionaire and one of the world's wealthiest men. Ms. O'Brien, in her statement, said Mr. Haefner does not favor the Wyly brothers' effort.
Sam Wyly has said he considers Mr. Haefner a personal friend but declined to comment further.
As for whether Computer Associates can avoid the fight, Sam Wyly deploys one of his customarily dry asides. "I'm sure they'll throw a few tomatoes, but I don't see any big obstacles."

TOP  HOME
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Business/Financial Desk; Section C
Questions on Firings and Severance at Computer Associates
By ALEX BERENSON

03/20/2001
The New York Times
Page 1, Column 2
c. 2001 New York Times Company


Mary Welch did not expect to be fired.
On Jan. 3, she received her annual performance review from Computer Associates, the giant software company based in Islandia, N.Y. Ms. Welch, a saleswoman in Chicago, "exceeds expectations," the review said. She got an "outstanding" rating for meeting "commitments made to those within and outside of the department."

It was the second positive review that Computer Associates had given Ms. Welch in less than a year. Last March, the company gave her sole responsibility for its relationship with the Aon Corporation, a Chicago-based insurance company. Computer Associates hoped that Ms. Welch could persuade Aon, which used little of its software, to buy $12 million of Computer Associates ' products annually, Ms. Welch said.

So she was stunned when Computer Associates fired her on Jan. 16. She was even more taken aback when it told her that because she had been fired for poor performance, she would get no severance pay for her five years at the company and her health insurance would be immediately canceled unless she paid for it herself.

"As far as I was told, I was doing a great job," said Ms. Welch, who has hired a lawyer to fight for her severance.

Ms. Welch is not the only former employee whose tenure has ended abruptly in the last several months.

Since November, the company has fired hundreds of workers around the world, a dozen former employees said. The company would not disclose how many people had been let go, or whether its overall work force of about 18,000 had grown or shrunk in that time.

"They did a mass layoff," Ms. Welch said. "There's no ifs, ands, or buts."

The fired workers said that the company, which makes software that many big companies use to manage their computer systems, is disguising a mass layoff as individual firings of subpar employees to avoid paying severance. If it lacks documentation for the firings, the company might also have opened itself to lawsuits that argue that the firings were discriminatory, labor lawyers said.

The company says the firings were routine and that it did nothing wrong.

If the accounts of the fired workers are true, Computer Associates' actions were "highly unusual," said Steven Platt, president of the National Employment Lawyers Association, whose members represent employees. "It's very rare for a person to be terminated from an established company for performance issues without an awful lot of paper in the file."

There also could be questions about whether the company may have violated Securities and Exchange Commission rules that require companies to disclose all material facts about their performance to investors, Mr. Platt said. "If you have a mass layoff for economic reasons and you're not reporting that, I think the S.E.C. would be very interested in that," he said.

A spokesman for the company said he could not comment specifically on why it had fired Ms. Welch. But he said that even salespeople who received good annual reviews could be fired if they missed sales targets. "That is the task against which a salesperson is measured, day after day, week after week," he said.

The company's chief financial officer, Ira Zar, said this winter's firings were nothing more than the company's standard year-end pruning of unproductive employees. Computer Associates did not violate any laws, securities regulations or its own severance policy, he said.

"From our perspective, we didn't lay anyone off," Mr. Zar said. "We do continually evaluate performance on an ongoing basis."

The fired Computer Associates employees said they thought the company was trying to avoid paying them severance by blaming them for what was really a financially inspired mass layoff. Sales have slowed the last several months, and the company has been eager to cut costs, they said.

In October, Wall Street analysts expected Computer Associates to have almost $8 billion in sales for its current fiscal year, which ends on March 31, according to I.B.E.S. which compiles analyst estimates. Now they think the sales will be less than $6 billion.

Peter Goldmacher, an analyst at Merrill Lynch who has a "neutral" rating on the shares, said the company was very vulnerable to the slowdown in spending on information technology because the big projects on which it depends are often the first to be delayed when corporate budgets tighten.

"You could see C.A. continue to come under pressure for the next couple of quarters," Mr. Goldmacher said.

The company's employee handbook states that it will pay fired employees two weeks of severance for each year served, with a minimum of three weeks and a maximum of 26. But the company specifically excludes people fired for "unsatisfactory performance or otherwise for cause."

According to Mr. Zar, "If it's performance-related, it's not deserving of severance." He declined to say what percentage of the recently fired employees received severance pay.

The company may dismiss workers without notice, experts in labor law say, since companies can legally lay off nonunion employees at any time for any reason, as long as they do not break antidiscrimination laws.

To prove they are complying with those laws, big companies generally give employees whose performances are viewed as subpar oral and written warnings and performance improvement plans, said Elaine Evans, a principal at Towers Perrin, an international human resources consulting firm.

The fired Computer Associates employees interviewed all said that their recent reviews had been satisfactory or better. Several had not received formal reviews in more than a year. Otherwise, the employees have little in common. They worked in offices across the world, and their tenures ranged from a few months to

19 years.

The firings were very tightly scripted, these former employees said. They were called into conference rooms by members of the company's human resources department, where their supervisors quickly told them that they had been fired for subpar performance, offering no further details. They were told they would not receive severance packages and that their health insurance would be immediately discontinued. Several were asked to sign agreements that they would not compete with the company for up to a year.

A typical account came from Rick Sokoll, who had been with Computer Associates since 1987. Mr. Sokoll, who worked at the Irving, Tex., office, said via e-mail that on Jan. 19: "A person that I had never seen walked up to me and asked if I was Rick Sokoll. I said yes. He said, 'Follow me, I'm with H.R.' I followed him to a conference room where I found my manager's manager on the other end of a conference call. I sat down and said hello.

"He stated, 'Due to your poor performance we've elected to terminate you immediately. H.R. will answer any question you may have.' CLICK.... I was given my exit interview and escorted out the door. I was informed during the exit that since it was due to poor performance I would not receive any severance."

Stan Murphy, a software programmer who had worked at the company since 1987 before being fired from the Andover, Mass., office on Jan. 19, also was taken by surprise, said his lawyer, Donna Zils Banfield. Computer Associates did not document any reasons for his firing, she said, until "a memo was created on the day that he was terminated."

The company "violated several State of Massachusetts laws when they let him go," Ms. Banfield said, including one that forbids employers to cancel health coverage from fired employees for 30 days, she said. Mr. Murphy, who is in his "mid-50's," is also considering filing an age discrimination complaint against the company.

A company spokesman said he could not comment on individual firings.

TOP   HOME
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Money and Business/Financial Desk; Section 3
A Software Company Runs Out of Tricks The Past May Haunt Computer
Associates By ALEX BERENSON

04/29/2001
The New York Times
Page 1, Column 2

(C) 2001 New York Times Company
LOOMING above the Long Island Expressway in Islandia, N.Y., the steel-and-glass headquarters of Computer Associates certainly looks solid.

After all, since 1976, Computer Associates has grown from a three-person start-up into the world's fourth-largest independent software company. Led by Charles
B. Wang, its chairman and founder, it has bought hundreds of smaller rivals, gaining a choke hold on an obscure but lucrative corner of the industry. Today, it has 18,000 employees and is the dominant supplier of mainframe utility software, the programs that help big computers run smoothly.

Along the way, Computer Associates has become a financial giant and made Mr. Wang very rich. In the fiscal year ended in March 2000, Computer Associates reported profits of $696 million on sales of $6.1 billion, five times the sales and profits it posted a decade earlier. It has a market value of $20.3 billion, more than Nike or Lockheed Martin. Mr. Wang, who came to the United States from China at the age of 8, owns shares and options worth almost $1.1 billion, according to the company's most recent proxy. Last year, Mr. Wang and Sanjay Kumar, the company's chief executive, bought the New York Islanders hockey team for $187.5 million.

But much of the growth that has enriched Mr. Wang was a mirage, according to more than a dozen former employees and independent industry analysts.

Computer Associates, they say, has used accounting tricks to systematically overstate its revenue and profits for years. The practices were so widespread that employees joked that C.A. stood for "Creative Accounting," and that March, June, September and December, when fiscal quarters end, had 35 days, giving the company extra time to close sales and book revenue.

While reporting rising revenue and profits to Wall Street, Computer Associates has infuriated clients with high prices and poor technical support. Its heavily marketed efforts to diversify out of the mainframe business have been a painful failure, former employees and customers say.

Over the years, it has gained a reputation as a callous employer that dismisses workers without warning while top executives take home eight- and sometimes nine-figure pay packages. And it has so angered I.B.M., which makes most of the mainframes that its software supports, that I.B.M. is accusing Computer Associates of charging too much for its products. I.B.M. is now developing its own rival software.

Now, Computer Associates' past may have caught up with it.

The company declined to make Mr. Wang or Mr. Kumar available for comment and asked that questions about its accounting practices be sent in writing. It then declined to answer more than a dozen questions sent by e-mail.

Big acquisitions were key to the accounting maneuvers, employees and analysts say. And after two decades of buying competitors, Computer Associates has essentially exhausted the pool of takeover targets.

As measured by standard accounting rules, Computer Associates' sales have fallen almost two-thirds over the last six months. To cover that, the company has begun presenting its financial results in a way that confuses even the Wall Street analysts who follow it.

The company's stock has been strong this year. But within the information technology industry, its problems are no secret. "C.A.'s got a particular challenge ahead of them," said William Snyder of the Meta Group, a 600-employee consulting company that advises companies about information technology. "They have two to three years to turn it around."

To be sure, complaints about Computer Associates' prices and customer support have been around almost as long as the company, and it has always outlasted its detractors. But if former employees' claims are accurate, the company faces a serious crisis.

These employees declined to speak for the record. The company has a well-deserved reputation for having a fierce legal department. Since the beginning of 2000, it has been either a plaintiff or defendant in three dozen federal lawsuits, on issues ranging from commission disputes to discrimination claims.

But, given anonymity, people who worked in sales, accounting and marketing units at Computer Associates explained how the company inflated its reported revenues in a way that made it look as if new products were selling better than they were. The company's public financial statements support their claims, they said.

The proof, in other words, is in the numbers.
ON April 16, Computer Associates reported another banner quarter.

"New Business Model Rules; Q4 Rocks," it said proudly in a news release outlining its results for the three months ended March 31. The company appeared untouched by the slowdown in technology spending that has hurt other big software companies like Oracle.

Computer Associates said that on a "pro forma, pro rata" basis, its revenue had risen to $1.44 billion for the quarter, from $1.39 billion in the period a year earlier. Profits were 47 cents a share, it said, up from 39 cents a share.

During a conference call later, Mr. Kumar, the chief executive, and Ira Zar, the chief financial officer, accepted analysts' congratulations.
"Today really is a great day for us at Computer Associates," Mr. Kumar said.

He attributed the company's strong pro forma results to a new software licensing model that it unveiled with great fanfare on Oct. 25. The company promised that its "new business model" would allow it to offer customers more flexible contract terms, including month-to-month licenses.

In addition, the new model would help Computer Associates by giving it a more predictable revenue stream, the company said. Previously, it struggled each quarter to close enough large deals to meet Wall Street's expectations and discounted its software heavily as the end of each quarter approached.

"The new business model turned out to be a competitive advantage for us," Mr. Kumar said in the conference call. Wall Street agreed. Over the next three days, the company's stock soared $7.41, to $37, a gain of 25 percent. After falling steeply from its January 2000 high of $75 to $18.13 in December, the stock has rebounded strongly this year, closing on Friday at $35.25.

But the last line of the April 16 news release told a different story.

There, Computer Associates reported its revenue and income according to "generally accepted accounting principles," the standard that companies are required to use in filings with the Securities and Exchange Commission to calculate results. By those rules, revenue fell almost 60 percent, to $732 million, from $1.91 billion. After earning a profit of $1.13 a share, or about $700 million, last year, the company lost 29 cents a share, or about $175 million, this year.

The divergence followed an equally big gap in the company's quarter ended Dec.
31. For that period, the company reported pro forma revenue of $1.4 billion and profits of $247 million, while by the stricter standards it had revenue of $783 million and a loss of $342 million.

Computer Associates is not the only company to highlight pro forma results -- which offer investors an alternative, usually more favorable, way to look at results -- and to play down standard figures. Even so, its last two quarterly reports were extraordinary. Many companies that make use of pro forma accounting offer a detailed road map connecting those figures to standard results. Computer Associates did not. Nor have analysts been able to decipher how the company is reporting its numbers.

"The pro formas are very difficult to fathom," said Norma Schroder of Gartner Dataquest, a leading technology consulting firm. "I've spent many hours with the financial statements, and I'm still having problems understanding it."

The company says its pro forma numbers more accurately reflect its results now that it has changed its licensing terms. But customers and competitors say the company continues to use old sales tactics and to offer old contract terms.

"I have not heard anything that we would be paying monthly," said Andy Olivenbaum, who is negotiating a new license for Florida's Northeast Regional Data Center, which processes records for the state.

"Certainly out in the field they're still selling the way they always sold," said Bob Beauchamp, president and chief executive of BMC Software, a rival mainframe software company. "To my knowledge, we have not run into this, quote, new model."

Former employees and analysts have a very different explanation for the company's effort to focus Wall Street on its "new business model." After years of inflating revenue and profits, Computer Associates has finally run out of accounting maneuvers, they say. Now, they add, it hopes to persuade analysts to ignore its standard accounting results while it unravels the mess it has created.

UNDERSTANDING how Computer Associates is said to have pumped up its revenue requires a bit of background about the way software is sold. Big software companies usually offer clients software for a large initial fee that enables them to use it for a year, followed by annual fees to continue using it and receive product upgrades and technical support. The annual fees are usually 15 to 20 percent of the first year's fee. Customers can also sign a long-term contract and spread the initial fee, plus the annual fees, over the term of the contract. The fees increase along with the power of the computers used to run the software.

For accounting purposes, the crucial issue that determines whether Computer Associates, or any software company, can immediately book the fees as revenue is whether the fees are classified as license or maintenance charges. (When the fees are supposed to be paid is nearly irrelevant, accounting experts say.)

If the fees are called maintenance, then accounting rules require software companies to book them a little at a time over the life of the contract. But if they are considered license fees, then under some circumstances the companies can book them immediately, even if they are to be paid over a period of many years.

By categorizing fees as related to licenses, instead of maintenance, Computer Associates could inflate its revenues in any given quarter, at the expense of future quarters. And, subject to outside auditors' approval, it had considerable discretion over whether to classify fees as license or maintenance.

For at least a decade, the company has taken full advantage of that discretion, former employees say. When Computer Associates bought other software vendors, it would try to persuade their existing customers to "reroll," or extend, their license and maintenance agreements for as long as 10 years. It then classified most of the fees from the extended agreements as new license revenue and booked it immediately.

Other software companies are more conservative in the way they split license and maintenance fees. For example, BMC Software classifies all the fees it charges after the first year of long-term contracts as maintenance fees, and books them over time.

"There's a dirty little truth about the mainframe business," said a former Computer Associates executive who worked in its interBiz division. "There's not a whole lot of new mainframes going in, so a lot of what's being booked as new revenue is taking an existing contract that's expiring and adding years on to it. It's rerolling a contract."

More than a dozen other former employees confirmed that account. "What C.A.'s going to do is say, 'We're going to give you a long-term deal here,'" another former executive said. "They hire young, cute girls to basically resell maintenance contracts."

Sometimes, that tactic backfired. George Allen Papapetrou, a systems programmer for the school board of Alachua County, Fla., recalled that about six years ago, the company sent a saleswoman who was "a very attractive young woman, but she knew nothing about mainframes." Mr. Papapetrou added, "Most of us are geeky-type people, so we'll appreciate the looks, but we certainly don't appreciate the lack of knowledge. I felt sorry for her."

REROLLS were not Computer Associates' only accounting maneuver, former employees and analysts say. Wall Street, which knew mainframes were steadily losing market share to "client server" systems made by companies like Sun Microsystems, wanted the company to prove it could compete in that arena. In that battle, Computer Associates' most important software product was Unicenter, later called Unicenter TNG, which in theory lets companies map and control their entire computer infrastructure.

Computer Associates had difficulty winning clients for Unicenter. In part, its problems stemmed from its history of buying smaller companies, firing their support staffs and raising fees for customers who wanted to buy more powerful computers. Those moves increased revenue and profits but alienated customers.

"I don't think it's any secret that a lot of us, especially in mainframe stuff, are not C.A. fans," said Doug Fuerst, a software consultant in Brooklyn whose clients have included big financial services companies. At technology conferences, when people were asked if they were trying to drop "one or more C.A. products, probably 95 percent of the hands go up in the room," he said.

Mr. Papapetrou said the Alachua school board now uses nine Computer Associates programs, compared with 13 four years ago, paying about $20,000 a year, down from $30,000. "We've been steadily trying to eliminate C.A. products," he said.

Unicenter has another drawback. Its complexity makes it difficult to install, and most companies are not able to operate it successfully, said Donna Scott, a Gartner analyst. Both inside and outside Computer Associates, Unicenter is derisively called "shelfware," or software that is bought but never used.

In fact, while Computer Associates sometimes issues news releases highlighting Unicenter clients, it is hard to find major companies using it. Those that Computer Associates has publicly identified include Bradlees, the discount chain that is now being liquidated, and the New Pig Corporation, in Tipton, Pa., which Computer Associates calls "a leading provider of cleaning products and maintenance solutions for industrial facilities."

Unicenter and Jasmine ii, another product that Computer Associates has advertised heavily, "are pretty hard to find in the wild," said Herbert VanHook, senior vice president at the Meta Group.

Yet Computer Associates has steadily reported increases in its Unicenter revenue. In fiscal 1999, it said in an S.E.C. filing that Unicenter accounted for one-fourth of its overall revenue. By last year, Unicenter and other nonmainframe products accounted for half the company's overall contract revenue, it said.

It may appear paradoxical that customers would pay for software that did not work. The explanation, former employees and analysts say, is that the company often offered Unicenter free in the maintenance rerolls it offered. In deals called "wrap and rolls," it would then allocate a portion of the revenue to Unicenter, enabling it to show sales growth to Wall Street.

"Sometimes the deals that were made, if you're using these products, we're going to throw in this for free," Ms. Scott said. "It doesn't mean it's going to get implemented."

All of this explains a puzzling trend in Computer Associates' financial statements. At most big software companies, maintenance fees account for more than one-quarter of overall revenue. For example, SAP, which has just passed Computer Associates to become the third-largest independent software company, reported maintenance revenue of 485 million euros, or about $440 million, nearly one-third of its overall revenue, for the three months ended March 31. And, not surprisingly, maintenance fees generally rise along with license fees.

Indeed, several years ago, Computer Associates' company results were in line with industry standards. In 1992, it reported maintenance fees of $585 million, about 39 percent of its overall revenue of $1.51 billion. The next year, overall revenue climbed 22 percent, to $1.84 billion, while maintenance revenue rose 15 percent, to $672 million.

Then something changed. Over the next seven years, overall revenue skyrocketed, as the company made several major acquisitions. In fiscal 2000, its overall revenues reached $6.1 billion, more than triple the level seven years earlier.

Yet over the same period, maintenance revenue grew only 30 percent, to $877 million. As a result, in fiscal 2000, maintenance accounted for only 14 percent of revenue.

Put another way, Computer Associates' maintenance rose only $200 million in seven years, even though two companies it bought over that span -- Legent and Sterling Software -- had each reported more than $200 million in maintenance revenue in the last year they were independent.

IT is not clear whether the way Computer Associates prepared its financial statements broke any accounting rules. Both Ernst & Young, which audited the company until 1999, and KPMG, its current auditor, declined comment on Computer Associates' practices.

But there is no doubt that rerolls and wrap-and-rolls shifted future fees into current reported revenue, pumping up the present at the expense of the future. And once the company had rerolled an old contract, it could not reroll it again for several years. So to keep reporting growth, employees say, the company needed to find a steady supply of new contracts to turn over.

So the company began buying ever-bigger companies. In 1995, it bought Legent for $1.8 billion in cash, at the time the largest takeover in the history of the software business. The next year, it acquired Cheyenne Software for $1.2 billion in cash. In July 1999, Computer Associates bought Platinum for $3.5 billion in cash. And last year, it picked up Sterling for $4 billion, its biggest acquisition yet.

Now Computer Associates has few targets left. Of remaining independent mainframe software companies, the only ones of any size are Compuware and BMC. Both are smaller than Computer Associates, and mainframe users, who say Computer Associates already has a monopoly in many products, would object if it tried to buy either one.

Its core franchise, meanwhile, faces a powerful challenge from I.B.M., which says Computer Associates is hurting its sales of new mainframes. Computer Associates' fees rise as its clients install faster computers, so a company that buys new I.B.M. hardware must also pay much higher fees for software that is sometimes decades old.

Other software vendors also raise fees when clients install new hardware, but Computer Associates' price increases are excessive, I.B.M. asserts, especially since the company provides little support. After years of asking Computer Associates to cut prices, I.B.M. has decided to develop its own utilities and compete head to head.

"In the last three years we've been systematically upping our investments," said Steve Mills, head of I.B.M.'s software unit, which has annual sales of $13 billion. "This is our business that they are damaging."

JUST before midnight on Monday, July 3, 2000, as most Wall Street analysts were enjoying a four-day holiday weekend, Computer Associates announced that its revenues and profits would fall far short of expectations. On Wednesday, July 5, when stock markets reopened for trading, angry investors sent its stock down $21.63, or 42 percent, to $29.50. The sell-off shaved more than $12 billion from Computer Associates' market value.

Three months later, the company announced plans to switch to its "new business model" and discouraged analysts from judging its results by standard accounting rules.
So far, Wall Street has complied. But as other companies have found, investors are apt to punish companies if they learn that their results are not what they seem.
Photos: Led by Sanjay Kumar, left, chief executive, and Charles Wang, chairman and founder, Computer Associates has grown enormously. (Kevin P. Coughlin for The New York Times)(pg. 1); Although they are hockey novices, Sanjay Kumar, left, and Charles Wang decided to buy the New York Islanders last year for $187.5 million. (Kevin P. Coughlin for The New York Times)(pg. 11) Chart: "Pay for Performance?" Top executives at Computer Associates have been richly rewarded since 1995, although the company's stock has lagged behind other software companies and the broader market. Change in value since 1995 MAY 21, 1998 Three senior executives receive 20.25 million shares worth about $1.1 billion. The grant prompts shareholder lawsuits, which are settled when the executives return 4.5 million shares. JULY 22, 1998 The company warns of poor results. Analysts wonder whether it knew of the problem when the grant was awarded. JULY 5, 2000 Another warning prompts a second big sell-off. Graph shows S.& P. COMPUTER SOFTWARE AND SERVICES INDEX, COMPUTER ASSOCIATES, and the S.& P. 500 INDEX figures for those dates. (Source: Bloomberg Financial Markets)(pg. 11)
Chart: "Mixed Signals" Since 1992, revenue from licensing fees has grown sharply at Computer Associates, but maintenance fees have not kept pace. As a result, the company's share of revenue from maintenance fees is much lower than that of other big software companies. Former employees say that is because Computer Associates aggressively booked fees it would not receive for several years as soon as it signed contracts. MAINTENANCE FEES LICENSING FEES SERVICE FEES '92: 39% '93: 36% '94: 32% '95: 27% '96: 21% '97: 18% '98: 17% '99: 16%
'00: 14% AT SIMILAR COMPANIES shows the fiscal year 2000. (SERVICE FEES NOT REPORTED SEPARATELY '92-'97) (Source: Company reports) (pg. 11)

TOP  HOME
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BUSINESS & TECHNOLOGY
Computer Associates Chief Weighs In
05/01/2001
Newsday
NASSAU AND SUFFOLK
A44
(Copyright Newsday Inc., 2001)
Sanjay Kumar, chief executive of Computer Associates, yesterday spent his day defending his management against a report in Sunday's New York Times that called into question the company's newly-instituted accounting standards.

Included in that effort was an hour-long question-and-answer session with editors and reporters at Newsday that had been scheduled prior to the controversy. Here are excerpts from that session, which is available in its entirety at www.newsday.com/ebiz.
Q: So you had a busy day, right?
A: You could say that.
Q: So what's the issue here?
A. You know. I'm not sure what it's all about. I think it's disappointing that not a single analyst was consulted [by the Times] at the end of the day. Have you seen the analysts' comments today, the reactions they had today? I think we stand on our record.
Q. Why didn't you comment for the story when you were given a chance ahead of time?
A. For a couple of reasons.
One, we heard from a number of people that there were very pointed questions being asked. It's like if I meet you in the mall and say, 'I heard you beat your wife every day,' and you look at me and say, 'What do you mean?' And I say again in a very loud cry, 'You beat your wife every day, that's what I heard.' The damage is done, no matter what I answer, right? I think that's what we're facing in this case.
As a matter of fact, going back some time, we did provide a number of people who could help talk about the company, the business and those kinds of things-very knowledgeable people, some of the people who were commenting today, in fact, but who to my knowledge were never contacted...
Q. So do you think you should have done things differently? In this case, and in the case of the January firings that were written about extensively?
A. I think our job today was to make sure that people understand what we've been doing concerning the new business model with a certain amount of clarity. If we haven't been clear, then shame on us. But I think we have been clear, and I think people have understood. And I think the majority of people have agreed with it. And I think it's a good thing.
I think doing a partial analysis of our results...is absolutely unfair. To characterize the last quarter as having $782 million in revenue without saying
 ...that we recorded $1.3 billion of residual value, which has come in at contract value, was grossly unfair to the company...So my job today, in effect, is to defend my company, defend my employees and to defend my shareholders...
Q. Do you think there's an ongoing educational effort needed concerning this new accounting effort?
A. We're breaking new ground here, as you know. In October the first reaction was ...Hallelujah! They [the industry analysts] all said at the time that this is a great way to do business. But I think we have to continue educating people...we have work to do.
Q. What about the firings in January, which have been an issue in the press. Have you said how many people were fired at that point, and then through the quarter? And what impact did those firings have on your quarter?
A. In the month of January, I think we've been on the record saying that there were 314 firings.
Q. Was there any material impact from those firings in the results you announced last week?
A. No...we were successful in the quarter for two reasons: We had great execution, and the new business model helped us. At the end of the day, business was good for us.
These are difficult times, we're seeing clearly difficult economic conditions out there. I've said that publicly. But we did well, and we're not the only company that's doing well. IBM did well. EDS did well. A number of other companies have also done well.
And by the way, those companies do business more like the new business model than the old business model, OK? No, I don't think they [the firings] had an impact on the quarter...and I think it's unfair to characterize them as layoffs as some have tried to do.
Q. Why?
A. Because every month and every quarter there are people who don't make the sales quota, and are terminated.
Q. At about the same level? I mean, are we talking about 300 employees or 310 employees a month over a period of...
A. No. I also said January was probably 80 employees higher than in a normal month, OK? Some numbers of employees got paid severance. Some others did not get paid severance. One employee in question had a sales quota achievement of .07 something percent, OK?
Q. And one of them had a 150 percent over quota from what they're saying. They were doing well.
A. I would make this offer to you. If an employee says he did really well, you get me a release that I can disclose their personnel file to you and I'll be happy to make it available to you. And then we can talk about it. I'm game... But I think it's unfair for me to tell a newspaper like Newsday that an employee had a .07 percent sales performance. Their family's not gonna like it. I just killed their chance of getting another job, right?
If they want to talk on the record that's fine, but I have a moral and legal obligation not to. You get me a simple release that says it's perfectly OK to show Newsday the entire personnel file, I'll do it.
Q. Are the positions that you terminatedbeing replaced?
A. Absolutely. I am hiring in sales.
Q. I think there's been a belief that some of the firings were done in what's been portrayed as a very cold way. There's stories...
A. You know, I disagree with that. There are companies cutting 5- 10-15-20,000 people that you guys write about. I'm hiring people.
I have had a hiring slowdown in place since mid to late last year. I've only been hiring salespeople, for the most part, and a few other positions in the company because I had an expectation that the dot- com bubble would slow or shrink or pop. We have been successful, as a matter of fact, because we planned for that.
Telling an employee that they don't have a job anymore is never a good thing. I think we do a lot of good things as a company, and and I think it's unfair to characterize the company as acting cold based on what an ex-employee has to say.
Q. But some of those people who were fired have filed EEOC complaints, right?
A. Yes, but you know, you've gotta be fair to CA. How about looking at complaints against other Long Island companies also...I think if you look at our eight-page rebuttal [located on the CA Web site] we talk about two competitors, one of whom has as many federal lawsuits as CA and the other one who has five times as many. I mean, it comes with being a large employer. That's just the way it is.
Q. So recently, you've had a couple of tough issues you've had to face. How much damage has this caused the company? And how do you head off some of these issues in the future?
A. I worry about...three important constituents. I worry about shareholders. I worry about employees. And I worry about customers at the end of the day. Clearly I'm very concerned about the shareholder issue based on the last story. I'm very, very, very concerned. And I think we're doing all we can to set the record straight on that.
And I think others independent of us...are also helping us get the record straight. I think people understand that the product issues which the recent story addressed are just completely outrageous, and out of proportion. And that will sort itself out.
The January story for me was troublesome internally because, you know, you have to deal with employees who are wondering what's going on when they read this stuff. Essentially, we worked hard to communicate internally on the facts, and I do think that helped calm things down....
Would I do things differently had I known how the stories were to play out? I don't think so. I just think we've got to keep communicating. We've got to keep going at it. I'm not sure what I could have done differently on the last story, for instance. It was a very unfortunate, very frustrating thing.
On the January numbers, on the employee termination issue, maybe the issue there would have been to publish a fact sheet because this happens in the running of any company...
Q. Will you go back on any of these reports? I think you said 70 people would get severance.
A. I did say that. I've asked HR and somebody independent, to look at the terminations. I read about one employee who had worked for us for over 10 years, and then got terminated for performance. That's 10 years somebody's put in, and I wanted somebody to go look to see whether we should have given severance or not...
Q. And will that be the case for all terminations?
A. Somebody reviewed or is reviewing all of them.
Caption: Newsday Chart / Gustavo Pabon - A Tumble for CA. Computer Associates' stock fell more than 8 percent yesterday after questions were raised about its sales growth. CA took a 42 percent hit last July, when it suprised Wall Street with an earnings warning. (NOT IN TEWT DATABASE)
TOP   HOME
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                             IMPORTANT INFORMATION

     Ranger plans to file a proxy statement with the Securities and Exchange Commission relating to Ranger's solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. RANGER ADVISES SECURITY HOLDERS TO READ RANGER'S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ranger's proxy statement will be available for free at www.sec.gov, along with any other relevant documents, including the soliciting material that identifies the participants in Ranger's solicitation and describes their interests. You may also obtain a free copy of Ranger's proxy statement, when it becomes available, by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, calling Morrow & Co., Inc. at (212) 754-8000 or visiting Ranger's web site at www.rangergov.com. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the Solicitation is available in soliciting materials on
Schedule 14A filed by Ranger with the Securities and Exchange Commission on June 28, 2001.

     This document contains expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs, including those relating to maximizing stockholder value, are the opinions and beliefs of Ranger. In addition, the Ranger nominees' plans for Computer Associates could change after election based on the exercise of their fiduciary duties to the stockholders of Computer Associates in the light of their knowledge and the circumstances at the time.